US$170,000,000
LETTER OF CREDIT FACILITY AGREEMENT

Dated 6 November 2013
for
AXIS SPECIALTY LIMITED

as the Company

with

ING BANK N.V., LONDON BRANCH

as the Bank

Ref: AP/EC/L-219261
Linklaters LLP

1

2

CONTENTS
CLAUSE    PAGE
SECTION 1
INTERPRETATION

1.	Definitions and interpretation 1
SECTION 2
THE FACILITY

2.	The Facility 13

3.	Purpose 13

4.	Conditions of Utilisation 13
SECTION 3
UTILISATION

5.	Utilisation 14

6.	Letter of Credit 15

7.	Collateral Cover 17
SECTION 4
PREPAYMENT AND CANCELLATION

8.	Prepayment and cancellation 19
SECTION 5
COSTS OF UTILISATION

9.	Default Interest 21

10.	Fees 21
SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS

11.	Tax gross up and indemnities 22

12.	Increased costs 24

13.	Other indemnities 25

14.	Mitigation by the Bank 26

15.	Costs and expenses 27
SECTION 7
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

16.	Representations 28

17.	Information undertakings 32

18.	General undertakings 34

19.	Events of Default 36
SECTION 8
CHANGES TO PARTIES

20.	Changes to the Bank 41
SECTION 9
THE PARTIES

1

21.	Status of the Parties 43

22.	Conduct of business by the Bank 43
SECTION 10
ADMINISTRATION

23.	Payment mechanics 44

24.	Set-off 46

25.	Notices 46

26.	Calculations and certificates 47

27.	Partial invalidity 48

28.	Remedies and waivers 48

29.	Amendments and waivers 48

30.	Confidentiality 48

31.	Counterparts 51
SECTION 11
GOVERNING LAW AND ENFORCEMENT

32.	Governing law 52

33.	Enforcement 52

THE SCHEDULES
SCHEDULE    PAGE

Eligible Collateral and Applicable Advance Rates	53

Conditions precedent to Initial Utilisation	54

Utilisation Request	56

Timetables Letter of Credit	57

Form of Letter of Credit	58

Form of Borrowing Base Certificate	62
SIGNATURE PAGE64

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THIS AGREEMENT is dated 6 November 2013 and made between:

(1)	AXIS SPECIALTY LIMITED, a corporation incorporated under the laws of Bermuda and having its registered office at Clarendon House 2, Church Street, Hamilton HM 11, Bermuda (the "Company"); and

(2)	ING BANK N.V., LONDON BRANCH as the bank (the "Bank").

IT IS AGREED as follows:
SECTION 1
INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions
In this Agreement:
"2014 YOA" means the 2014 underwriting year of account (which for the avoidance of doubt shall not include any prior open years of account for the Syndicate).
"Account Control Agreement" means an agreement dated on or about the date of this Agreement between the Company, the Custodian and the Bank in respect of the Eligible Collateral to be held from time to time by the Custodian.
"Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.
"Anti-Money Laundering Laws" means the Executive Order, the Bank Secrecy Act (31 U.S.C. §§ 5311 et seq.), the Money Laundering Control Act of 1986 (18 U.S.C. §§ 1956 et seq.), the USA Patriot Act and any similar law enacted in the United States after the date of this Agreement.
"Applicable Insurance Regulatory Authority" means:

(a)	the insurance department or similar administrative authority or agency located in each state or jurisdiction (foreign or domestic) in which the Company is domiciled; and

(b)	to the extent asserting regulatory jurisdiction over the Company, the insurance department, authority or agency in each state or jurisdiction (foreign or domestic) in which the Company is licensed.
"Authorisation" means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.
"Availability Period" means the period from and including the date of this Agreement up to and including 31 July 2014.
"Bank's Spot Rate of Exchange" means the Bank's spot rate of exchange for the purchase of the relevant currency with US Dollars in the London foreign exchange market at or about 11:00 a.m. on any particular day.

"Beneficiary" means the beneficiary under the Letter of Credit issued pursuant to this Agreement.
"Borrowing Base Certificate" means a certificate, substantially in the form of Schedule 6 (Borrowing Base Certificate), or any other form agreed between the Bank and the Company, in respect of the Investment Collateral held in the Deposit Accounts, and certain other financial information as stated therein to be based on valuations of the Eligible Collateral by the Custodian.
"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in London, New York City and Bermuda and (in relation to any date for payment or purchase of any other currency) the principal financial centre of the country of that currency.
"Cash Collateral" means any Eligible Collateral in the form of cash held in a Deposit Account with the Custodian.
"Claim" has the meaning given to it in paragraph (a) of Clause 6.3 (Claims under the Letter of Credit).
"Claim Amount" has the meaning given to it in paragraph (c) of Clause 6.3 (Claims under the Letter of Credit).
"Claim Period" has the meaning given to it in paragraph (c) of Clause 6.3 (Claims under the Letter of Credit).
"Collateral Amount" has the meaning given to it in paragraph (b) of Clause 7.2 (Amount of Collateral Cover).
"Collateral Cover" has the meaning given to it in paragraph (a) of Clause 7.1 (Collateral Cover requirements).
"Confidential Information" means all information relating to the Company, the Group, the Finance Documents or the Facility of which the Bank becomes aware in its capacity as, or for the purpose of becoming, the Bank or which is received by the Bank in relation to, or for the purpose of becoming the Bank under, the Finance Documents or the Facility from any member of the Group or any of its advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(a)	is or becomes public information other than as a direct or indirect result of any breach by the Bank of Clause 30 (Confidentiality);

(b)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(c)
is known by the Bank before the date the information is disclosed to it in accordance with this definition or is lawfully obtained by the Bank after that date, from a source which is, as far as the Bank is aware, unconnected with the Group and which, in either case, as far as the Bank is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

"Confidentiality Undertaking" means a confidentiality undertaking substantially in a recommended form of the LMA or in any other form agreed between the Company and the Bank.

"Contingent Obligation" of a person means any agreement, undertaking or arrangement by which such person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other person, or agrees to maintain the net worth or working capital or other financial condition of any other person, or otherwise assures any creditor of such other person against loss, including, without limitation, any legally binding comfort letter, operating agreement, take-or-pay contract or the obligations of any such person as general partner of a partnership with respect to the liabilities of the partnership. The term "Contingent Obligation" shall not include (a) the obligations of the Company arising under any insurance policy or reinsurance agreement entered into in the ordinary course of business or (b) operating leases.
"Corporate Member" means AXIS Corporate Capital UK Limited a company incorporated in England and Wales with registration number 08702951 and having its registered office at c/o Willkie Farr & Gallagher (UK) LLP, CityPoint, 1 Ropemaker Street, London EC2Y 9AW.
"CTA" means the Corporation Tax Act 2009.
"Custodian" means Bank of New York Mellon of 111 Sanders Creek Parkway, East Syracuse, New York 13057 or a financial institution designated by the Company and acceptable to the Bank in its entire discretion from time to time for the purpose of holding Investment Collateral and/or Cash Collateral pledged to the Bank pursuant to the Security Documents.
"Default" means an Event of Default or any event or circumstance specified in Clause 19 (Events of Default) which would (with the expiry of a grace period, if any, lapse of time, the giving of notice , the making of any determination under any Finance Document or any combination of any of the foregoing) be an Event of Default.
"Deposit Account" means each securities and cash account held by the Company with the Custodian and notified to the Bank as the account in which Investment Collateral and Cash Collateral will be held in accordance with the provisions of Clause 7 (Collateral Cover).
"Designated Person" means a person or entity:

(a)	listed in the annex to, or otherwise targeted by the provisions of, the Executive Order;

(b)
named as a "Specially Designated National and Blocked Person" on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list; or

(c)	to the best of the Company's knowledge, with which the Bank is prohibited from dealing or otherwise engaging in any transaction by any Economic Sanctions Laws.
"Disruption Event" means either or both of:

(a)
a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)
the occurrence of any other event which results in a disruption (including, without limitation, of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents, and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.
"Economic Sanctions Laws" means the Executive Order, the International Emergency Economic Powers Act (50 U.S.C. §§ 1701 et seq.), the Trading with the Enemy Act (50 U.S.C. App. §§ 1 et seq.), any other law or regulation promulgated thereunder from time to time and administered by OFAC, the US State Department, the US Department of Commerce or the US Department of the Treasury, and any similar law enacted in the United States after the date of this Agreement.
"Eligible Collateral" means collateral in the form described in column 1 of the table set out in Schedule 1 (Eligible Collateral and Applicable Advance Rates) and over which no Security exists (other than pursuant to a Security Document) as of the date of this Agreement and which shall be capable of being marked to market on a daily basis.
"Eligible Collateral Security Agreement" means a pledge and security agreement dated on or about the date hereof between the Bank and the Company under which the Company pledges to the Bank its rights in respect of the Eligible Collateral held from time to time by the Custodian on each Deposit Account.
"Event of Default" means any event or circumstance specified as such in Clause 19 (Events of Default).
"Executive Order" means the US Executive Order No. 13224 on Blocking Property and Prohibiting Transactions with Persons who Commit, Threaten to Commit, or Support Terrorism.
"Expiry Date" means, for the Letter of Credit, the last day of its Term or such other date as set out in the notice of termination provided by the Bank to the Beneficiary of the Letter of Credit in accordance with Clause 5.6 (Notice of Termination).
"Facility" means the letter of credit facility made available by the Bank under this Agreement as described in Clause 2 (The Facility).
"Facility Amount" means up to one hundred seventy million US Dollars (US$170,000,000) to the extent not cancelled, reduced or transferred by the Bank under this Agreement.
"Facility Office" means:

(a)	the office of the Bank at London; or

(b)
such other office or offices or branch or branches notified by the Bank to the Company in writing on or before the date of this Agreement (or, following that date, by not less than five Business Days' written notice) as the office or offices or branch or branches through which it will perform its obligations under this Agreement.

"Finance Document" means this Agreement and any other document designated as such by the Bank and the Company.
"Financial Indebtedness" means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds (but not Trade Instruments), notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP as in effect at the date of this Agreement, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing and classified as borrowings under GAAP;

(g)
for the purpose of Clause 19.6 (Cross Default and Cross Collateralisation) only any derivative transaction entered into, in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	shares which are expressed to be redeemable (other than at the option of the issuer) before 31 July 2018;

(i)
any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument (but not in any case Trade Instruments) issued by a bank or financial institution in respect of an underlying obligation of an entity which is not a member of the Group which liability would fall within one of the other paragraphs of this definition; and

(j)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above, provided that indebtedness arising under insurance or reinsurance contracts entered into in the ordinary course of trading shall not be included.
"Funds at Lloyd's" and "FAL" means funds at Lloyd's supporting underwriting activities of the Corporate Member for any applicable year of account as required by Lloyd's pursuant to Lloyd's Rules.
"GAAP" means in respect of:

(a)	the Company generally accepted accounting principles in the United States of America; and

(b)	any other entity, generally accepted accounting principles in its jurisdiction of incorporation, including IFRS.
"Group" means the Company and the Corporate Member.
"Holding Company" means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.
"IFRS" means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.
"Insurance Licenses" means licences (including licences or certificates of authority from each Applicable Insurance Regulatory Authority), permits or authorisations to transact insurance and reinsurance business.
"Interpolated Screen Rate" means, in relation to LIBOR for any Claim Amount, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Claim Period of that Claim Amount; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Claim Period of that Claim Amount, each as of 11:00 a.m. on the Quotation Day for the currency of that Claim Amount.
"Investment Collateral" means any Eligible Collateral other than Cash Collateral and held in a Deposit Account.
"ISP" means the International Standby Practices, International Chamber of Commerce Publication No. 590, 1998 (or any subsequent revision to which the Letter of Credit may be expressed to be subject).
"L/C Commission" has the meaning given to it in paragraph (a) of Clause 6.2 (L/C Commission).
"L/C Fee Rate" means zero point three hundred and seventy five per cent. (0.375%) per annum.
"L/C Reimbursement Rate" means three per cent. (3.0%) per annum.
"Legal Reservations" means:

(a)
the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)
the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defences of set-off or counterclaim;

(c)	the possibility that the courts may recharacterise any security purporting to be a fixed charge as a floating charge (or vice versa);

(d)	any other matters which are set out as qualifications or reservations as to matters of law of general application in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation); and
similar principles, rights and defences under the laws of any relevant jurisdiction.
"Letter of Credit" means a letter of credit, substantially in the form set out in Schedule 5 (Form of Letter of Credit).
"LIBOR" means, in relation to any Claim Amount:

(a)	the applicable Screen Rate;

(b)	(if no Screen Rate is available for the Claim Period of that Claim Amount) the Interpolated Screen Rate for that Claim Amount; or

(c)	if:

(i)	no Screen Rate is available for the currency of that Claim Amount; or

(ii)	no Screen Rate is available for the Claim Period of that Claim Amount and it is not possible to calculate an Interpolated Screen Rate for that Claim Amount, the rate quoted by the Bank as the rate at which it could borrow funds in the London interbank market in the relevant currency and for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period, as of, in the case of paragraphs (a) and (c) above, 11:00 a.m. on the Quotation Day for the currency of that Claim Amount and for a period equal in length to the Claim Period of that Claim Amount. If any such applicable Screen Rate, Interpolated Screen Rate or rate is below zero, LIBOR will be deemed to be zero.
"Limitation Acts" means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984.
"Lloyd's" means the Society incorporated by the Lloyd's Act 1871 by the name of Lloyd's.
"Lloyd's Obligations" has the meaning given to it in the standard form Lloyd's Security and Trust Deed published by Lloyd's from time to time.
"Lloyd's Rules" means Lloyd's Acts 1871-1982 and the byelaws and regulations (including, if applicable, Financial Services Authority regulations) of Lloyd's applicable and in force from time to time.
"Lloyd's Security and Trust Deed" means any deed which Lloyd's may from time to time require the Company to execute for the purpose of providing FAL for the benefit of its Corporate Member.
"LMA" means the Loan Market Association.
"Material Adverse Effect" means a material adverse effect on or material adverse change in:

(a)	the financial condition, assets or business of the Company or the consolidated financial condition, assets or business of the Group;

(b)
the ability of the Company to perform and comply with its payment obligations under any Finance Document taking into account the financial resources available to the Company from other members of the Group; or

(c)	the validity, legality or enforceability of any Finance Document.
"Month" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)
if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.
The above rules will only apply to the last Month of any period.
"Moody's" means Moody's Investor Services Limited, or any successor entity thereto.
"OFAC" means the Office of Foreign Assets Control of the United States Department of the Treasury (or any successor thereto).
"Original Financial Statements" means in relation to the Company, the audited financial statements of the Company for the financial year ended 31 December 2012.
"Party" means a party to this Agreement.
"Qualifying Bank" has the meaning given to it in Clause 11 (Tax gross-up and indemnities).
"Quotation Day" means, in relation to any Claim Period, the day falling two (2) Business Days before the first half of that Claim Period.
"Rating" means Financial Strength Rating assigned by Moody's and S&P from time to time to Investment Collateral.
"RDS" means a realistic disaster scenario as such term is used by Lloyd's and in respect of which, pursuant to the Lloyd's Rules, the managing agent of the Syndicate is obliged to prepare and submit to Lloyd's a report.
"Repeating Representations" means each of the representations set out in Clauses 16.1 (Status) to 16.5 (Title and compliance), 16.7 (Governing law and enforcement), paragraph (a) of 16.11 (No default), paragraphs (a) and (b) of 16.13 (Financial statements), 16.14 (Security and pari passu ranking), and 16.20 (Lines of Business) to 16.22 (US Anti-Terrorism Laws) and 16.24 (Anti-corruption law).
"Representative" means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.
"S&P" means Standard and Poor's Rating Services, or any successor entity thereto.
"Screen Rate" means in relation to LIBOR, the London interbank offered rate administered by the British Bankers Association (or any other person which takes over the administration of that rate) for the relevant currency and period displayed on pages LIBOR01 or LIBOR02 of the Reuters screen (or any replacement

Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters. If such page or service ceases to be available, the Bank may specify another page or service displaying the relevant rate after consultation with the Company.
"Security" means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.
"Security Document" means an Account Control Agreement, an Eligible Collateral Security Agreement or any other security document that may at any time be given to the Bank as security for the Company's obligations under the Finance Documents.
"Specified Time" means a time determined in accordance with Schedule 4 (Timetables).
"Statutory Surplus" means, with respect to a person at any time, the statutory capital and surplus of such company at such time as determined in accordance with its financial statements.
"Subsidiary" means, in relation to any company, corporation or other legal entity, (a "holding company"), a company, corporation or other legal entity:

(a)	which is controlled, directly or indirectly, by the holding company;

(b)	more than half the issued share capital of which is beneficially owned, directly or indirectly, by the holding company; or

(c)	which is a subsidiary of another Subsidiary of the holding company, and, for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to determine the composition of the majority of its board of directors or equivalent body.
"Syndicate" means Lloyd's Syndicate 1686.
"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).
"Term" means the period determined under this Agreement for which the Bank is under a liability under the Letter of Credit.
"Termination Date" means:

(a)	31 July 2018; or

(b)	such later date as may from time to time be notified by the Bank (in its absolute discretion) to the Company in writing as the Termination Date for the purposes of the Facility.
"Trade Instruments" means any performance bonds, advance payment bonds or documentary letters of credit issued in respect of the obligations of any member of the Group arising in the ordinary course of trading of that member of the Group.
"Unpaid Sum" means any sum due and payable but unpaid by the Company under the Finance Documents.

"US" and "United States" means the United States of America, its territories and possessions.
"US$" and "US Dollars" means the lawful currency of the United States.
"USA Patriot Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 of the United States.
"US Bankruptcy Law" means the United States Bankruptcy Code of 1978 (Title 11 of the United States Code), any other United States federal or state bankruptcy, insolvency or similar law.
"US Tax Obligor" means:

(a)	any of the Company and its Subsidiaries which are resident for tax purposes in the United States; or

(b)	the Company and its Subsidiaries some or all of whose payments under the Finance Documents are from sources within the United States for United States federal income tax purposes.
"Utilisation" means the utilisation of the Facility by the Letter of Credit.
"Utilisation Date" means the date of the Utilisation, being the date on which the relevant Letter of Credit is issued.
"Utilisation Request" means a notice substantially in the form set out in Schedule 3 (Utilisation Request) or in any equivalent electronic format agreed between the Company and the Bank.
"VAT" means:

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)
any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above or imposed elsewhere.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	the "Company", the "Bank", or any "Party" shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	"assets" includes present and future properties, revenues and rights of every description;

(iii)	a reference to the "Bank" means the Bank acting through any Facility Office of the Bank;

(iv)
a "Finance Document" or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended, restated (however fundamentally and whether or not more onerously) or replaced and includes any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other agreement or instrument;

(v)	"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vi)
a "person" includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(vii)
a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(viii)
"total assets" means the total assets of the applicable person or group (excluding intangible assets) as ascertained by reference to the latest accounts of that person or group delivered under this Agreement;

(ix)	words importing the plural shall include the singular and vice versa;

(x)	a provision of law is a reference to that provision as amended or re-enacted; and

(xi)	a time of day is a reference to London time.

(b)	Any reference in this Agreement to:

(i)	the Utilisation made or to be made to the Company refers to the Letter of Credit issued or to be issued on its behalf;

(ii)	amounts outstanding under this Agreement refer to amounts outstanding under or in respect of the Letter of Credit;

(iii)	an outstanding amount of the Letter of Credit at any time is the maximum amount that is or may be payable by the Company in respect of the Letter of Credit at that time;

(iv)	the Company "repaying" or "prepaying" the Letter of Credit means:

(A)	the maximum amount payable under the Letter of Credit being reduced in accordance with its terms; or

(B)	the Bank being satisfied that it has no further liability under the Letter of Credit, and the amount by which the Letter of Credit is repaid or prepaid under sub-paragraph (A) above is the amount of the relevant Collateral Cover or reduction.

(c)	Section, Clause and Schedule headings are for ease of reference only.

(d)
Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(e)	A Default (other than an Event of Default) is "continuing" if it has not been remedied or waived and an Event of Default is "continuing" if it has not been waived.

1.3	Third Party Rights
A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

SECTION 2
THE FACILITY

2.	THE FACILITY
Subject to the terms of this Agreement, the Bank makes available to the Company a letter of credit facility in an amount of up to the Facility Amount.

3.	PURPOSE

3.1	Purpose
The Company shall use the Facility to provide a Letter of Credit in favour of Lloyd's as Funds at Lloyd's to support the underwriting of the Corporate Member as a member of the Syndicate for the 2014 YOA.

3.2	Monitoring
The Bank is not bound to monitor or verify the application of the Letter of Credit issued pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent
The Company may not deliver a Utilisation Request unless the Bank has either received or agreed in writing to waive all of the documents and other evidence listed in Schedule 2 (Conditions precedent to initial Utilisation) in form and substance satisfactory to the Bank. The Bank shall notify the Company promptly upon being so satisfied.

4.2	Further conditions precedent
The Company shall not deliver a Utilisation Request to the Bank, unless on the date of the Utilisation Request and on the date of Utilisation:

(a)	no Default and no event which would have constituted a Default is continuing or would result from the proposed Utilisation; and

(b)	the Repeating Representations to be made by the Company are true in all material respects.

SECTION 3
UTILISATION

5.	UTILISATION

5.1	Delivery of a Utilisation Request
The Company may request a Utilisation of the Facility by delivery to the Bank of a duly completed Utilisation Request substantially in the form of Schedule 3 (Utilisation Request) (or in any other form or equivalent electronic format agreed between the Company and the Bank) no later than the Specified Time (or any other time as may be agreed between the Bank and the Company).

5.2	Completion of the Utilisation Request

(a)	The Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	it identifies the Corporate Member for which the proposed Letter of Credit is to be issued;

(ii)	it specifies the currency and amount of the proposed Letter of Credit and these comply with Clause 5.3 (Currency and amount);

(iii)	the proposed Utilisation Date is a Business Day within the Availability Period;

(iv)	the form of the Letter of Credit is attached;

(v)	the Letter of Credit has an initial tenor of 4 years and (assuming the Bank gives notice of cancellation of the Letter of Credit in accordance with its terms) will expire no later than 31 July 2018;

(vi)	the delivery instructions for the Letter of Credit are specified; and

(vii)	the Beneficiary is Lloyd's.

(b)	Only one Letter of Credit can be requested under a Utilisation Request.

5.3	Currency and amount

(a)	The currency specified for the Letter of Credit must be US Dollars.

(b)	The amount of the proposed Letter of Credit must be in an amount which is not more than the Facility Amount.

5.4	Issue of the Letter of Credit
If the conditions set out in this Agreement have been met, the Bank shall issue the Letter of Credit on the Utilisation Date through its Facility Office.

5.5	Amendment of the Letter of Credit

(a)
Subject to the terms of this Agreement, the Company may no later than the Specified Time and by way of a written request in substantially the form of a Utilisation Request, ask for the Letter of Credit to be increased or reduced.

(b)	If the Bank approves the Company's request, it will reissue the Letter of Credit revised as requested, in exchange for the existing Letter of Credit, or otherwise amend the existing Letter of Credit.

5.6	Notice of Termination

The Bank may, at any time in its absolute discretion, serve notice on the Beneficiary giving four years' notice of termination of the Letter of Credit, in accordance with the terms of such Letter of Credit, to ensure that the Letter of Credit expires no later than the Termination Date.

5.7	Cancellation of Facility
The unutilised Facility Amount shall be immediately cancelled at the end of the Availability Period.

6.	LETTER OF CREDIT

6.1	Immediately payable
If the Letter of Credit or any amount outstanding under the Letter of Credit is expressed to be immediately payable, the Company shall pay that amount to the Bank, or prepay or repay the Letter of Credit (or the applicable amount outstanding thereunder), immediately on demand by the Bank.

6.2	L/C Commission

(c)
The Company shall pay to the Bank a letter of credit fee in the same currency as the Letter of Credit at the L/C Fee Rate on the outstanding amount of the Letter of Credit for the period from its Utilisation Date until its Expiry Date (the "L/C Commission").

(d)
The accrued L/C Commission in respect of the outstanding Letter of Credit shall be payable in arrear three Business Days after the last day of each calendar quarter (or such shorter period as shall end on the Expiry Date for the Letter of Credit) from the date of this Agreement and for the first time on 31 December 2013.

6.3	Claims under the Letter of Credit

(a)
The Company irrevocably and unconditionally authorises the Bank to pay any claim made or purported to be made under the Letter of Credit and which appears on its face to be in order (a "Claim", as determined by the Bank).

(b)	The Company shall immediately on demand pay to the Bank, an amount equal to the aggregate of:

(i)	the amount of any Claim under the Letter of Credit; and

(ii)	the interest in respect of such Claim accrued under paragraph (c) below.
For the avoidance of doubt, the occurrence of the Termination Date will not in any way affect any Company's obligation to make this payment or its obligations under the Agreement in respect of such payment obligation.

(c)
Interest will accrue on any amount paid by the Bank in respect of a Claim under the Letter of Credit (a "Claim Amount") pursuant to paragraph (b) above from the date on which the Bank makes such payment until the date of reimbursement of the applicable amount by the Company to the Bank (the "Claim Period") at the percentage rate per annum which is the aggregate of:

(i)	the L/C Reimbursement Rate; and

(ii)	LIBOR for the Claim Period.
The Bank shall promptly notify the Company of the determination of a rate of interest under this paragraph (c).

(d)	The Company acknowledges that:

(i)	the Bank is not obliged to carry out any investigation or seek any confirmation from any other person before paying a Claim; and

(ii)	the Bank deals in documents only and will not be concerned with the legality of a Claim or any underlying transaction or any available set-off, counterclaim or other defence of any person.

(e)	The obligations of the Company under this Clause will not be affected by:

(i)	the sufficiency, accuracy or genuineness of any Claim or any other document; or

(ii)	any incapacity of, or limitation on the powers of, any person signing a Claim or other document.

6.4	Indemnity

(c)
The Company shall immediately on demand indemnify the Bank against any cost, loss or liability incurred by the Bank (otherwise than by reason of gross negligence or wilful misconduct) in providing or performing its obligations under the Letter of Credit.

(d)	The Company will be entitled to any right of contribution or indemnity from the Bank in respect of any payment it may make under this Clause 6.4.

6.5	Exclusion of Bank's liability

(a)	The Letter of Credit shall be issued entirely at the risk of the Company.

(b)
Any action taken or omitted by the Bank or any of its correspondents or agents under or in connection with the Letter of Credit, if taken or omitted in good faith and in the absence of gross negligence or wilful default, shall be binding on the Company and shall not place the Bank under any liability to the Company.

(c)	Without prejudice to the provisions of paragraph (b) above, in the event of any uncertainty or ambiguity in any instructions given to the Bank, the Bank may, at its discretion, either:

(iii)	act upon its understanding of the meaning of such instructions; or

(iv)	take no action until the Company clarifies such instructions to the Bank's satisfaction, and the Bank shall not be held liable for any losses incurred by the Company as a result of any action or inaction which the Bank takes or omits to takes in the light of such instructions (otherwise than by reason of gross negligence or wilful misconduct).

6.6	Provision of information
The Company undertakes to inform and keep the Bank informed of any fact or circumstance which is reasonably likely to materially and adversely affect the interests of the Bank under the Letter of Credit immediately upon its becoming aware of such fact or circumstance.

6.7	Incorporation of ISP and conditions of Application
The Company agrees that ISP and the conditions of the relevant Utilisation Request shall apply to the Letter of Credit. In case of any conflict between the provisions of this Agreement, ISP and/or the relevant Utilisation Request, the provisions of this Agreement shall prevail.

6.8	Notice of termination of Letter of Credit
The Bank may give to the Beneficiary notice terminating the Letter of Credit in accordance with its terms.

7.	COLLATERAL COVER

7.1	Collateral Cover requirements

(e)
For the purposes of this Agreement, the Company providing "Collateral Cover" for the Letter of Credit means the Company depositing Eligible Collateral into a Deposit Account, in the case of Investment Collateral and Cash Collateral with the Custodian in accordance with the terms of this Clause 7 (Collateral Cover) and the Company having executed a Security Document creating a first ranking security interest over each of those accounts in favour of the Bank.

(f)
For the purpose of providing Collateral Cover under this Agreement, the Company shall ensure that Investment Collateral in the form of investment grade non-convertible corporate bonds as set out in row 8 of Schedule 1 (Eligible Collateral and Applicable Advance Rates) shall not at any time:

(v)	exceed forty per cent. (40%) of the aggregate Investment Collateral (after applying the rates set out in column 2 of the table in Schedule 1 (Eligible Collateral and applicable advance rates)); and

(vi)	in respect of a single issuer represent more than five per cent. (5%) of the aggregate value of such form of Eligible Collateral.

(g)
For the purpose of providing Collateral Cover under this Agreement, the Company shall ensure that Investment Collateral in the form of US government sponsored enterprises as set out in row 5 of Schedule 1 (Eligible Collateral and Applicable Advance Rates) shall not at any time exceed twenty per cent. (20%) of the aggregate Investment Collateral (after applying the rates set out in column 2 of the table in Schedule 1 (Eligible Collateral and applicable advance rates)).

(h)
Any Investment Collateral in excess of the thresholds set out in paragraph (b) and (c) above shall not be taken into account for the purpose of calculating the Collateral Cover pursuant to paragraph (a) of Clause 7.2 (Amount of Collateral Cover).

7.2	Amount of Collateral Cover

(f)
The Company shall maintain at all times from the date of this Agreement until the Expiry Date of the issued Letter of Credit, Eligible Collateral with a Collateral Amount of no less than the face value of the issued Letter of Credit.

(g)
The amount of Collateral Cover (the "Collateral Amount") provided at any time shall be the aggregate of the deemed values of all Eligible Collateral held in the Deposit Accounts and the Cash Accounts which shall be determined by applying the rates set out in column 2 of the table in Schedule 1 (Eligible Collateral and Applicable Advance Rates) and shall be expressed in US Dollars.

7.3	Collateral Amount update

(e)
For such time as the Company has provided Collateral Cover under this Agreement, the Bank shall re-calculate the Collateral Amount (based on such information as the Bank deems appropriate acting reasonably and in good faith (including, but not limited to, the most recent Borrowing Base Certificate)) in US Dollars on a monthly basis from the date on which the Collateral Cover is first provided.

(f)
If the Collateral Amount in US Dollars, as re-calculated by the Bank under paragraph (a) above, is less than the face value of the issued Letter of Credit (a "Collateral Shortfall"), the Bank shall notify the

Company and the Company shall, within one Business Day, deposit an amount of cash or securities into the applicable account in accordance with this Clause 7 equal to such Collateral Shortfall.

SECTION 4
PREPAYMENT AND CANCELLATION

8.	PREPAYMENT AND CANCELLATION

8.1	Illegality
If it becomes unlawful in any applicable jurisdiction for the Bank to perform any of its obligations as contemplated by this Agreement or to maintain or to allow to remain outstanding the Letter of Credit:

(a)	the Bank shall notify the Company and the Facility Amount will be immediately cancelled; and

(b)
if the Bank so requires, the Company shall procure that on such date as the Bank specifies to the Company which, if allowed by law, is on no less than three Business Days' notice, ensure that the liabilities of the Bank under or in respect of each outstanding Letter of Credit are reduced to zero or repaid in full.

8.2	Change of control

(g)	If AXIS Capital Holdings Limited ceases to own (directly or indirectly) the entire issued share capital of, and control, the Company and/or the Corporate Member:

(i)	the Company and/or the Corporate Member shall promptly notify the Bank upon becoming aware of that event; and

(i)
the Bank may, by not less than one Business Day's notice to the Company, cancel the Facility and declare the outstanding Letter of Credit, together with accrued interest, and all other amounts accrued under the Finance Documents due and payable, whereupon the Facility will be cancelled and the Company shall ensure that within 5 Business Days of the Bank's notice, its liabilities under or in respect of the Finance Documents are reduced to zero or otherwise secured by the provision of full cash Collateral Cover (either by realising the Investment Collateral on the Deposit Accounts or any other way).

(h)	For the purpose of paragraph (a) above "control" has the meaning given to it in section 450 of the CTA.

8.3	Voluntary cancellation
The Company may, if it gives the Bank not less than five Business Days' (or such shorter period as the Bank may agree) prior notice, cancel the whole or any part (being a minimum amount of US$5,000,000 or a higher integral multiple of US$1,000,000) of the Facility.

8.4	Voluntary prepayment of Utilisations
The Company may, if it gives the Bank not less than five Business Days' (or such shorter period as the Bank may agree) prior notice, return the Letter of Credit for cancellation as a whole or in part (but, if in part, being an amount that reduces the amount of the Letter of Credit by a minimum of US$5,000,000 or a higher integral multiple of US$1,000,000).

8.5	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under Clause 8 (Prepayment and cancellation) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made without premium or penalty.

(c)
The Company shall not repay or prepay all or any part of the Utilisation or cancel all or any part of the Facility Amount except at the times and in the manner expressly provided for in this Agreement.

(d)	No amount of the Facility Amount cancelled under this Agreement may be subsequently reinstated.

(e)
If all or part of the Utilisation under the Facility is repaid or prepaid and is not available for redrawing, an amount of the Facility Amount (equal to the amount of such Utilisation which is repaid or prepaid) will be deemed to be cancelled on the date of repayment or prepayment.

8.6	No requirement to apply Eligible Collateral
The Bank shall not be obliged to apply any Eligible Collateral in settlement of any of the Company's obligations under Clauses 6.3 (Claims under the Letter of Credit), 8.1 (Illegality) and 8.2 (Change of control).

SECTION 5
COSTS OF UTILISATION

9.	DEFAULT INTEREST

(i)
Without prejudice to the provisions of Clause 6.3 (Claims under the Letter of Credit), if the Company fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount on each day from the due date up to the date of actual payment (both before and after judgment), at a rate which is the sum of:

(i)	the L/C Fee Rate plus 1 per cent; and

(ii)	LIBOR.
Any interest accruing under this Clause 9 (Default Interest) shall be immediately payable by the Company on demand by the Bank.

(j)
Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each successive period of three months for which that overdue amount is outstanding but will remain immediately due and payable.

10.	FEES

10.1	Arrangement Fee
The Company shall pay to the Bank an arrangement fee in US Dollars in an amount equal to zero point zero seventy five per cent. (0.075%) of the Facility Amount on the date of this Agreement.

10.2	Commitment Fee

(a)	The Company shall pay to the Bank a commitment fee in US Dollars computed at the rate of zero point two per cent. (0.2%) per annum of the unutilised Facility Amount for the Availability Period.

(b)
The accrued commitment fee is payable on the last day of each successive period of three Months which ends during the Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the Facility Amount at the time the cancellation is effective.

SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS

11.	TAX GROSS UP AND INDEMNITIES

11.1	Definitions

(c)	In this Agreement:
"Qualifying Bank" means a person which is beneficially entitled to interest payable to it in respect of an advance under the Letter of Credit and on any other payment made to it under this Agreement.
"Tax Credit" means a credit against, relief or remission for, or repayment of any Tax.
"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document.
"Tax Payment" means either the increase in a payment made by the Company to the Bank under Clause 11.2 (Tax gross-up) or a payment under Clause 11.3 (Tax indemnity).

(d)	Unless a contrary indication appears, in this Clause 11 a reference to "determines" or "determined" means a determination made in the absolute discretion of the person making the determination.

11.2	Tax gross-up

(f)	The Company shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(g)
The Company shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Bank accordingly. Similarly, the Bank shall notify the Company on becoming so aware in respect of a payment payable to it.

(h)
If a Tax Deduction is required by law to be made by the Company, the amount of the payment due from the Company shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(i)
A payment shall not be increased under paragraph (c) above by reason of a Tax Deduction on account of Tax imposed by the United Kingdom, if on the date on which the payment falls due the payment could have been made to the Bank without a Tax Deduction if the Bank had been a Qualifying Bank, but on that date the Bank is not or has ceased to be a Qualifying Bank other than as a result of any change after the date it became the Bank under this Agreement in (or in the interpretation, administration or application of) any law or treaty or any published practice or published concession of any relevant taxing authority.

(j)
If the Company is required to make a Tax Deduction, the Company shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

11.3	Tax indemnity

(a)
If the Bank is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document, the Company shall (within three Business Days of demand by the Bank) pay to the Bank an amount equal to the loss, liability or cost which the Bank determines will be or has been (directly or indirectly) suffered for or on account of Tax by it in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(ii)	with respect to any Tax assessed on the Bank:

(A)	under the law of the jurisdiction in which the Bank is incorporated or, if different, the jurisdiction (or jurisdictions) in which the Bank is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which the Bank's Facility Office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by the Bank; or

(iii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 11.2 (Tax gross-up); or

(B)	would have been compensated for by an increased payment under Clause 11.2 (Tax gross-up) but was not so compensated solely because the exclusion in paragraph (d) of Clause 11.2 (Tax gross-up) applied.

(c)	If the Bank makes, or intends to make, a claim under paragraph (a) above, it shall promptly notify the Company of the event which will give, or has given, rise to the claim.

11.4	Tax Credit
If the Company makes a Tax Payment and the Bank determines that:

(b)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(c)	the Bank has obtained, utilised and retained that Tax Credit, the Bank shall pay an amount to the Company which the Bank determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Company.

11.5	Stamp taxes
The Company shall pay and, within three Business Days of demand, indemnify the Bank against any cost, loss or liability the Bank incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

11.6	VAT

(a)
All amounts set out or expressed in a Finance Document to be payable to the Bank which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by the Bank to any Party under a Finance Document, that Party shall pay to the Bank (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and the Bank shall promptly provide an appropriate VAT invoice to such Party).

(b)
Where a Finance Document requires any Party to reimburse or indemnify the Bank for any cost or expense, that Party shall reimburse or indemnify (as the case may be) the Bank for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that the Bank reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(c)
Any reference in this Clause 11.6 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term "representative member" to have the same meaning as in the Value Added Tax Act 1994).

12.	INCREASED COSTS

12.1	Increased costs

(k)
Subject to paragraph (b) below and Clause 12.2 (Exceptions) the Company shall, within five Business Days of a demand by the Bank, pay for the account of the Bank the amount of any Increased Costs incurred by the Bank or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement or (iii) the implementation or application of or compliance with Basel III or CRD IV.

(l)	In this Agreement, "Increased Costs" means:

(i)	a reduction in the rate of return from the Facility or on the Bank's (or its Affiliate's) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by the Bank or any of its Affiliates to the extent that it is attributable to the Bank having entered into the Facility or performing its obligations under any Finance Document.

12.2	Exceptions

(d)	Clause 12.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by the Company;

(ii)
compensated for by Clause 11.3 (Tax indemnity) (or would have been compensated for under Clause 11.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 11.3 (Tax indemnity) applied); or

(iii)	attributable to the wilful breach by the Bank or its Affiliates of any law or regulation.

(e)	For the purpose of this Clause:
"Basel III" means:

(i)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel

III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(ii)
the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(iii)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to "Basel III".
"CRD IV" means:

(i)	Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms; and

(ii)
Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms.

(f)	In this Clause 12.2, a reference to a "Tax Deduction" has the same meaning given to the term in Clause 11.1 (Definitions).

13.	OTHER INDEMNITIES

13.1	Currency indemnity

(g)
If any sum due from the Company under the Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:

(i)	making or filing a claim or proof against the Company;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, the Company shall as an independent obligation, within five Business Days of demand, indemnify the Bank to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(h)	The Company waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

13.2	Other indemnities
The Company shall within three Business Days of demand, indemnify the Bank against any cost, loss or liability incurred by the Bank as a result of:

(c)
the occurrence of any Event of Default or investigating any event which it reasonably believes is a Default, provided that if those investigations do not disclose any Default of the kind giving rise to such investigations the cost of such investigations shall be at the sole expense of the Bank;

(d)	a failure by the Company to pay any amount due under a Finance Document on its due date;

(e)
issuing, or making arrangements to issue, the Letter of Credit requested by the Company in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by the Bank); or

(f)	the Utilisation (or part of the Utilisation) not being prepaid in accordance with a notice of prepayment given by the Company.

14.	MITIGATION BY THE BANK

14.1	Mitigation

(b)
The Bank shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 8.1 (Illegality), Clause 11 (Tax gross-up and indemnities) or Clause 12 (Increased costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(c)	Paragraph (a) above does not in any way limit the obligations of the Company under the Finance Documents.

(d)	The Bank shall notify the Company as soon as reasonably practicable if it becomes aware that any circumstances of the kind described in paragraph (a) above have arisen.

14.2	Limitation of liability

(a)	The Company shall within three Business Days indemnify the Bank for all costs and expenses reasonably incurred by the Bank as a result of steps taken by it under Clause 14.1 (Mitigation).

(b)	The Bank is not obliged to take any steps under Clause 14.1 (Mitigation) if, in the opinion of the Bank (acting reasonably), to do so might be prejudicial to it.

15.	COSTS AND EXPENSES

15.1	Transaction expenses
The Company shall promptly on demand pay the Bank the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with the negotiation, preparation, printing, registration and execution of:

(d)	this Agreement and any other documents referred to in this Agreement; and

(e)	any other Finance Documents executed after the date of this Agreement, provided that the Company's liability under this Clause 15.1 shall be limited to any maximum amount or fee caps agreed in writing between the Company and the Bank.

15.2	Amendment costs

If the Company requests a waiver or consent, it shall, within five Business Days of presentation of an invoice, reimburse the Bank for the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with the negotiation, preparation, printing and execution of, and responding to, that request and related documentation.

15.3	Enforcement costs
The Company shall, within five Business Days of presentation of an invoice, pay to the Bank the amount of all costs and expenses (including legal fees) incurred by the Bank in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

15.4	Security expenses
The Company shall promptly, and in any event within three Business Days of presentation of an invoice, pay the Bank the amount of all documented costs and expenses (including legal fees) reasonably incurred by the Bank in connection with the entry into, the administration or the release of any Security created pursuant to any Security Document.

SECTION 7
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

16.	REPRESENTATIONS
The Company makes the representations and warranties set out in this Clause 16 to the Bank on the date of this Agreement.

16.1	Status

(d)	It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(e)	It and the Corporate Member has the power to own its assets and carry on its business as it is being conducted.

16.2	Binding obligations
Subject to the Legal Reservations the obligations expressed to be assumed by it in each Finance Document are legal, valid, binding and enforceable obligations.

16.3	Non-conflict with other obligations
The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its or any of its Subsidiaries' constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its assets which has or would be reasonably likely to have a Material Adverse Effect.

16.4	Power and authority
It has the power to enter into, perform and deliver, and has taken all necessary action to authorise (including any authorisation required by the applicable governmental, regulatory or supervisory authority) its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

16.5	Title and compliance

(a)
Subject to the operation and effect of the terms of all Lloyd's Security and Trust Deeds pursuant to which its own assets are or may be deposited as third party FAL, the Company has good and marketable title to its property and assets and is the legal and beneficial owner of its property and assets.

(b)
It has complied in all material respects with all statutory and other requirements for the conduct of its business where failure to comply with such statutory and other requirements has or would be reasonably likely to have a Material Adverse Effect.

16.6	Validity and admissibility in evidence
All Authorisations required:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party;

(b)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation; and

(c)	to enable it to create the Security to be created by it pursuant to any Security Document and to ensure that such Security has the priority and ranking it is expressed to have, have been obtained or effected and are in full force and effect.

16.7	Governing law and enforcement

(a)	The choice of English law as the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation.

(b)	Any judgment obtained in England in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation.

16.8	Deduction of Tax
It is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document to the Bank, provided that the Bank is a Qualifying Bank.

16.9	No filing or stamp taxes
Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the signing or initial delivery of the Finance Documents or (excluding any assignment or transfer undertaken pursuant to Clause 20 (Changes to the Bank)) the transactions contemplated by the Finance Documents.

16.10	Taxation

(a)	It is not overdue in the filing of any Tax returns (where applicable).

(b)	To the best of its knowledge and belief having made reasonable enquiry no claims are being or are reasonably likely to be asserted against it with respect to Taxes.

16.11	No default

(a)	No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

(b)
No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or to which its assets are subject which is reasonably likely to have a Material Adverse Effect.

16.12	No misleading information

(a)
All factual information provided by or on behalf of any member of the Group to the Bank in relation to the Finance Documents and the transactions contemplated thereby was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)
Nothing has occurred or been omitted from the factual information referred to in paragraph (a) above and no information has been given or withheld that results in that information being untrue or misleading in any material respect.

16.13	Financial statements

(a)
Its Original Financial Statements or, in the context of Repeating Representations, its latest financial statements delivered under Clause 17.1 (Financial statements), as applicable, were prepared in accordance with GAAP consistently applied.

(b)
Its Original Financial Statements or, in the context of Repeating Representations, its latest financial statements delivered under Clause 17.1 (Financial statements), as applicable, fairly represent its business or financial condition (consolidated in the case of the Company) as at the end of and for the relevant financial year.

(c)	There has been no material adverse change in its business or financial condition since 30 September 2013.

16.14	Security and pari passu ranking

(a)
Subject to the Legal Reservations each Security Document creates (or, once entered into, will create) in favour of the Bank the Security which it is expressed to create with the ranking and priority it is expressed to have.

(b)
Without limiting paragraph (a) above, its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

16.15	No proceedings pending or threatened
No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, are reasonably likely to be adversely determined and which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it.

16.16	Solvency
No proceedings specified in Clause 19.8(a) (Insolvency proceedings) have been commenced or, so far as it is aware having made reasonable enquiry, threatened against it.

16.17	Money Laundering
The performance of its obligations under this Agreement and under the other Finance Documents to which it is a party will be for its own account and will not involve any breach by it of any law or regulatory measure of the United Kingdom relating to money laundering as defined in Article 1 of the Directive 2005/60/EC of the European Parliament and of the Council of the European Communities or in any equivalent law or regulatory measure in that jurisdiction.

16.18	Security
No Security or Quasi-Security exists over all or any of the assets of it or any other member of the Group, other than any Security created by it or a member of the Group in the ordinary course of its banking or investment arrangements under the customary terms of a bank or securities intermediary where it or such member maintains an account.

16.19	Insurance License

(a)	There is, in relation to itself and each of the Insurance Companies:

(i)	no Insurance License that is the subject of a proceeding for suspension, revocation or limitation or any similar proceedings;

(ii)	no sustainable basis for such a suspension, revocation or limitation; and

(iii)	no such suspension, revocation or limitation threatened by any Applicable Insurance Regulatory Authority, that, in each case has, or is readily likely to have, a Material Adverse Effect.

(b)
As of the date of this Agreement, neither it nor any of the Insurance Companies transacts its insurance business, directly or indirectly, in any jurisdiction without all Insurance Licenses required by the Applicable Insurance Regulatory Authority in such jurisdiction, except where the failure to hold such Insurance Licenses has not had, and is not reasonably likely to have, a Material Adverse Effect.

16.20	Lines of Business
There has been no change to the general nature of the business conducted by it since the date of the Agreement.

16.21	US Governmental Regulation

(a)	It is not a "public utility" within the meaning of, or subject to regulation under, the United States Federal Power Act of 1920 (16 USC §§791 et seq.).

(b)
It is not an "investment company" as defined in, or subject to regulation under, the United States Investment Company Act of 1940 (15 USC. §§ 80a-1 et seq.) or subject to regulation under any United States federal or state law or regulation that limits its ability to incur or guarantee indebtedness.

(c)
It will not use any part of the proceeds from the Utilisation, directly or indirectly, for payments to any government official or employee, political party, official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977 (15 USC. §§ 78dd-1 et seq.), assuming in all cases that such Act applies to it.

16.22	US Anti-Terrorism Laws
It, and to the best of its knowledge, the Corporate Member:

(i)	has taken reasonable measures to ensure compliance with applicable Economic Sanctions Laws and Anti-Money Laundering Laws;

(ii)	is not a Designated Person; and

(iii)
will not use any part of the proceeds from any Utilisation on behalf of any Designated Person or otherwise use such proceeds in connection with any investment in, or any transactions or dealings with, any Designated Person if it could reasonably be expected to cause (i) the Bank to be in violation of any applicable Economic Sanctions Laws or Anti-Money Laundering Laws or (ii) any Collateral Cover to be subject to any freezing or other remedial action, or adversely affect the validity, legality or enforceability of the Collateral Cover, in each case under or as a result of any applicable Economic Sanctions Laws or Anti-Money Laundering Laws.

16.23	No Material Adverse Effect
Since 30 September 2013 there has been no event, development or circumstance that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

16.24	Anti-corruption law
Each member of the Group has conducted its businesses in compliance with applicable anti-corruption laws and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws, as applicable.

16.25	Repetition
The Repeating Representations are deemed to be made by the Company by reference to the facts and circumstances then existing on:

(a)	the date of the Utilisation Request and the date on which the Letter of Credit is (or is to be) issued; and

(b)	1 January, 1 April, 1 July and 1 October of each year in which the Letter of Credit is outstanding.

17.	INFORMATION UNDERTAKINGS
The undertakings in this Clause 17 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Facility Amount is in effect.

17.1	Financial statements
The Company shall supply to the Bank:

(d)
as soon as the same become available, but in any event within 120 days after the end of each financial year, its financial statements for that financial year audited by an internationally recognised firm of independent auditors licensed to practice in the relevant jurisdiction; and

(e)	as soon as the same become available, but in any event within 60 days after the end of each financial quarter, its financial statement for that financial quarter.

17.2	Requirements as to financial statements

(b)
Each set of financial statements delivered by the Company pursuant to Clause 17.1 (Financial statements) shall be certified by the chief financial officer of the Company (without personal liability) as fairly representing its (or, as the case may be, its consolidated) financial condition as at the end of and for the period in relation to which those financial statements were drawn up.

(c)
The Company shall procure that each set of financial statements delivered pursuant to Clause 17.1 (Financial statements) is prepared using GAAP accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements unless, in relation to any set of financial statements, it notifies the Bank that there has been a change in GAAP, the accounting practices or reference periods in which case the Company and the Bank shall for a minimum period of thirty days enter into negotiations in good faith with a view to agreeing (i) any amendments to this Agreement which are necessary as a result of the change or (ii) that such change will apply thereafter without need for such amendment. To the extent practicable any such amendments will be such as to ensure that the change does not result in any material alteration in the commercial effect of the obligations in this Agreement. If any amendments are agreed they shall take effect and be binding on each of the Parties in accordance with their terms and, in which case, or if it is agreed under this paragraph that no amendments are necessary, the changed GAAP shall apply for the purposes of this Agreement thereafter and in the absence of any such agreement the Company shall deliver to the Bank:

(i)	a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which the Original Financial Statements were prepared; and

(ii)
sufficient information, in form and substance as may be reasonably required by the Bank to be able to make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

(d)
If the Bank considers that the Company's financial position or prospects are deteriorating, it may appoint independent auditors to carry out an audit and inspection of the Company's financial affairs (and the Company shall provide all reasonable assistance in that regard) provided that in the absence of a Default or Event of Default, the audit and inspection shall be at the cost of the Bank.

17.3	Information: miscellaneous
The Company shall supply to the Bank:

(a)	all documents dispatched by the Company to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

(b)
promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which are reasonably likely to be adversely determined and which, if adversely determined are reasonably likely to have a Material Adverse Effect;

(c)	promptly, such further information regarding the financial condition, business and operations any member of the Group as the Bank may reasonably request;

(d)	within three days of being delivered to Lloyd's, the Franchise Performance Management Quarterly Report for the Syndicate for each quarter of each financial year;

(e)	within five Business Days of receipt from Lloyd's, a copy of the annual solvency statement prepared by Lloyd's for the Syndicate for each financial year;

(f)	within five Business Days of being delivered to Lloyd's, a copy of the Syndicate Business Forecast of the Syndicate;

(g)	within 10 days of each calendar month end, a Borrowing Base Certificate in respect of the Eligible Collateral that has been provided as Collateral Cover;

(h)	within 30 days of notification by Lloyd's thereof, a summary of any material change in the RDS definitions published by Lloyd's or reporting requirements published by Lloyd's; or

(i)	promptly such other periodic or exceptional financial reports that the Syndicate and/or the Company may be required to provide to Lloyd's or to any regulator or governmental authority.

17.4	Notification of default

(c)	The Company shall notify the Bank of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(d)
Promptly upon a request by the Bank, the Company shall supply to the Bank a certificate signed by its chief financial officer on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it.

17.5	"Know your customer" checks
If:

(ii)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(iii)	any change in the status of the Company after the date of this Agreement; or

(iv)	a proposed assignment or transfer by the Bank of any of its rights and obligations under this Agreement, obliges the Bank (or, in the case of paragraph (iii) above, any prospective new Bank) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Bank supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Bank (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Bank) in order for the Bank or, in the case of the event described in paragraph (iii) above, any prospective new Bank, to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

18.	GENERAL UNDERTAKINGS
The undertakings in this Clause 18 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Facility Amount is in effect.

18.1	Authorisations
The Company shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Bank of,
any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

18.2	Compliance with laws
The Company shall comply in all respects with all laws to which it may be subject, if failure so to comply has or would be reasonably likely to have a Material Adverse Effect.

18.3	Merger
The Company shall not enter into any amalgamation, demerger, merger or corporate reconstruction other than a solvent reorganisation where no Default is continuing.

18.4	Change of business
The Company shall procure that no substantial change is made to the general nature of the business of the Company or the Group taken as a whole from that carried on at the date of this Agreement.

18.5	Insurance
The Company shall not (and the Company shall ensure that each member of the Group) maintain insurances on and in relation to its business and assets with reputable underwriters or insurance companies against those risks, and to the extent, usually insured against by prudent companies located in the same or a similar location and carrying on a similar business.

18.6	Pari Passu
The Company shall ensure that its obligations under the Finance Documents rank at all times at least pari passu in right of priority and payment with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

18.7	Books, Records and Inspections
The Company shall:

(c)
keep (and will cause its Subsidiaries to keep) proper books of record and account in which full true and correct entries in conformity with GAAP, shall be made of all dealings and transactions in relation to its business and activities; and

(d)
If an Event of Default is continuing or the Bank reasonably suspects an Event of Default is continuing and subject to any binding confidentiality obligation of the Company or its Subsidiaries owed to third parties and Clause 30.2 (Disclosure of Confidential Information), permit and (will cause each of its Subsidiaries to permit) representatives of the Bank to visit and inspect any of their respective properties, to examine their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants, in each case at such reasonable times, upon reasonable notice as often as may reasonably be desired. The Company agrees to co-operate and assist with such visits.

18.8	Taxation
The Company shall (and the Company shall ensure that each member of the Group will) pay and discharge all taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(i)	such payment is being contested in good faith;

(ii)
adequate reserves are being maintained for those taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Bank under Clause 17.1 (Financial statements); and

(iii)	such payment can be lawfully withheld and failure to pay those taxes does not have or is not reasonably likely to have a Material Adverse Effect.

18.9	Transactions with Affiliates
The Company shall not (and the Company shall ensure no member of the Group will) enter into any transaction with any Affiliate except on arm's length terms and for full market value.

18.10	Acquisitions and Investments
Except with the prior written consent of the Bank (such consent not to be unreasonably withheld or delayed), the Company shall not (and the Company shall ensure that no other member of the Group will) acquire a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them) provided that this prohibition shall not apply in respect of any acquisition where the higher of the market value or consideration payable for that acquisition (when aggregated with the higher of the market value or consideration payable for every other acquisition) does not since the date of this Agreement exceed fifteen per cent. of the total assets of the Group and the Company.

18.11	US Anti-Terrorism Laws

(d)	The Company shall not engage in any transaction that violates any Economic Sanctions Law or Anti-Money Laundering Law applicable to the Company.

(e)
None of the funds or assets of the Company or its Subsidiaries that are used to repay the Facility Amount shall (i) constitute property of, or shall be beneficially owned by, any Designated Person, if it could reasonably be expected to cause the Bank to be in violation of any applicable Economic Sanctions Laws, or (ii) be the direct proceeds derived from any transactions that violate any applicable Economic Sanctions Law, and no Designated Person shall have any direct or indirect interest in the Company insofar as such interest would violate any Economic Sanctions Laws applicable to the Company.

18.12	Amendment to agreements
The Company will not amend, waive, modify or terminate any of its constituent documents in any manner that could reasonably be expected to have a Material Adverse Effect.

19.	EVENTS OF DEFAULT
Each of the events or circumstances set out in this Clause 19 is an Event of Default (save for Clause 19.14 (Acceleration)).

19.1	Non-payment
The Company does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(j)	its failure to pay is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event; and

(k)	payment is made within 3 Business Days of its due date.

19.2	Financial covenants
Any requirement of Clause 17.1 (Financial statements) or Clause 17.2 (Requirements as to financial statements) is not satisfied.

19.3	Collateral Cover
Any requirement of Clause 7 (Collateral Cover) is not satisfied.

19.4	Other obligations

(c)
The Company does not comply with any provision of the Finance Documents (other than those referred to in Clause 19.1 (Non-payment), Clause 19.2 (Financial covenants) and Clause 19.3 (Collateral Cover)).

(d)
No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 21 days of the earlier of: (i) the Bank giving notice to the Company and (ii) the Company becoming aware of the failure to comply.

19.5	Misrepresentation

(a)
Any representation or statement made or deemed to be made by the Company in the Finance Documents or any other document delivered by or on behalf of the Company under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

(b)
No Event of Default under paragraph (a) will occur if the matter giving rise to the failure to comply is capable of remedy and is remedied within 21 Business Days of the earlier of (i) the Bank giving notice to the Company or (ii) the Company becoming aware of the failure to comply.

19.6	Cross default and cross collateralisation

(b)	Any Financial Indebtedness of the Company or any member of the Group is not paid when due nor within any originally applicable grace period.

(c)
Any Financial Indebtedness of the Company or any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(d)	Any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of or any member of the Group as a result of an event of default (however described).

(e)
Any creditor of the Company or any member of the Group becomes entitled to declare any Financial Indebtedness of the Company or any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

(f)
No Event of Default will occur under this Clause 19.6 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (e) above is less than US$10,000,000 (or its equivalent in any other currency or currencies).

19.7	Insolvency

(c)
The Company or any member of the Group is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more classes of its creditors (other than the Bank) with a view to rescheduling any of its indebtedness.

(d)	The value of the assets of the Company or any member of the Group is less than its liabilities (taking into account contingent and prospective liabilities).

(e)	A moratorium is declared in respect of any indebtedness of the Company or any member of the Group.

19.8	Insolvency proceedings
Any corporate action or legal proceedings or other formal procedure or step is taken in relation to:

(a)
the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Company or any member of the Group other than a solvent liquidation or reorganisation of any member of the Group which is not the Company;

(b)	a composition, compromise, assignment or arrangement with any class of creditors of the Company or any member of the Group;

(c)
the appointment of a liquidator (other than in respect of a solvent liquidation of any member of the Group which is not the Company), receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of the Company or member of the Group or any its assets; or

(d)	enforcement of any Security over any assets of the Company or any member of the Group, or any analogous procedure or step is taken in any jurisdiction.
This Clause 19.8 shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 21 days of commencement.

19.9	Unlawfulness
It is or becomes unlawful for the Company to perform any of its obligations under the Finance Documents.

19.10	Repudiation
The Company repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

19.11	Security
Subject to the Legal Reservations any Security Document is not in full force and effect or does not create in favour of the Bank the Security which it is expressed to create with the ranking and priority it is expressed to have.

19.12	Failure to comply with final judgment
The Company fails to comply with the final, non-appealable judgment by a court of competent jurisdiction, where such failure could reasonably be expected to have a Material Adverse Effect.

19.13	Material adverse change
Any event or circumstance occurs which the Bank reasonably believes has or is reasonably likely to have a Material Adverse Effect.

19.14	US Insolvency Proceedings

(a)	An involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction in the United States seeking:

(i)	relief in respect of the Company, or of a substantial part of the property or assets of the Company, under US Bankruptcy Law;

(ii)	the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or for a substantial part of the property or assets of the Company; or

(iii)	the winding-up or liquidation of the Company,
and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered.

(b)	The Company shall:

(i)	voluntarily commence any proceeding or file any petition seeking relief under US Bankruptcy Law;

(ii)	consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (a) above;

(iii)
apply for or consent to the appointment, pursuant to the laws of the United States or any state thereof, of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or for a substantial part of the property or assets of the Company;

(iv)	file an answer admitting the material allegations of a petition filed against it in any such proceeding; or

(v)	take any action for the purpose of effecting any of the foregoing.

19.15	Acceleration

(a)	On and at any time after the occurrence of an Event of Default, other than an Event of Default referred to in clause (b) below, which is continuing, the Bank may, by notice to the Company:

(vi)	cancel the Facility Amount whereupon it shall immediately be cancelled;

(vii)
declare that all or part of the Utilisations, together with all fees and other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;

(viii)	declare that all or part of the Utilisations be payable on demand, whereupon they shall immediately become payable on demand by the Bank.

(ix)	enforce the Security created pursuant to the Security Documents; and/or

(x)
without prejudice to paragraph (iv) above, use any of the Eligible Collateral standing to the credit of any Cash Account and/or Deposit Account and apply the same in or towards the discharge of all sums due by the Company under the Finance Documents.

(b)	If an Event of Default occurs under Clause 19.14 (US Insolvency Proceedings):

(iv)	the Facility Amount shall immediately be cancelled; and

(v)	all of the Utilisations, together with accrued interest and all other amounts accrued under the Finance Documents, shall be immediately due and payable;
in each case automatically and without any direction, notice, declaration or other act.
This Clause 19.15 is without prejudice to any other rights that the Bank may have at any time (including, but not limited to, under paragraph (b) of Clause 5.7 (Cancellation of Facility)).

SECTION 8
CHANGES TO PARTIES

20.	CHANGES TO THE BANK

20.1	Assignments and transfers by the Bank
Subject to this Clause 20, the Bank (the "Existing Bank") may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,
to:

(i)	another bank or financial institution; or

(ii)	a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets, in each case, which is an entity approved by Lloyd's for the purpose of issuing letters of credit which are eligible to form part of FAL (the "New Bank").

20.2	Conditions of assignment or transfer

(b)
The consent of Lloyd's and the Company's is required for an assignment or transfer by the Existing Bank, provided that the consent of the Company is not required if (i) the assignment or transfer is to an Affiliate of the Existing Bank that is a Qualifying Bank or (ii) the assignment or transfer is made at a time when an Event of Default is continuing.

(c)
The consent of the Company to an assignment or transfer must not be unreasonably withheld or delayed. The Company will be deemed to have given its consent five Business Days after the Existing Bank has requested it unless consent is expressly refused by the Company within that time.

(d)	If:

(ii)	the Bank assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(iii)
as a result of circumstances existing at the date the assignment, transfer or change occurs, the Company would be obliged to make a payment to the New Bank or Bank acting through its new Facility Office under Clause 11 (Tax gross-up and indemnities) or Clause 12 (Increased Costs), then the New Bank or the Bank acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Bank or the Bank acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

20.3	Security over Bank's rights
In addition to the other rights provided to the Bank under Clause 20, the Bank may without consulting with or obtaining consent from the Company, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of the Bank including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)
any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by the Bank as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)
release the Bank from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Bank as a party to any of the Finance Documents; or

(ii)
require any payments to be made by the Company other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the Bank under the Finance Documents.

SECTION 9
THE PARTIES

21.	STATUS OF THE PARTIES

21.1	Approved Credit Institution

(e)
If the Bank ceases to be approved by Lloyd's for the purposes of issuing letters of credit comprising FAL, the Company may, at its discretion, procure the substitution and release of the Letter of Credit and their return to the Bank.

(f)
The Bank undertakes to do or to procure all such acts and things and to sign, execute and deliver or procure the signing, execution and delivery of all such instruments and documents at the Company may reasonably require for the purpose of effecting the substitution referred to in paragraph (a) above including the prompt release of the Security Documents provided always that such release shall only take place after the release of the Letter of Credit issued by the Bank and its return to the Bank.

22.	CONDUCT OF BUSINESS BY THE BANK
No provision of this Agreement will:

(c)	interfere with the right of the Bank to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(d)	oblige the Bank to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(e)	oblige the Bank to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

SECTION 10
ADMINISTRATION

23.	PAYMENT MECHANICS

23.1	Payments to the Bank

(c)
On each date on which the Company is required to make a payment under a Finance Document, the Company shall make the same available to the Bank for value on the due date at the time and in such funds specified by the Bank as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(d)
Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Bank may notify to the Company by not less than five Business Days' notice.

23.2	Payments by the Bank

(g)
On each date on which the Bank is required to make a payment under a Finance Document, the Bank shall make the same available to the Company for value on the due date at the time and in such funds specified by the Bank as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(h)	Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Company may notify to the Bank in the relevant Utilisation Request.

23.3	Distributions to the Company
The Bank may (with the consent of the Company or in accordance with Clause 24 (Set-off)) apply any amount received by it for the Company in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Company under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

23.4	Partial payments

(c)
If the Bank receives a payment that is insufficient to discharge all the amounts then due and payable by the Company under the Finance Documents, the Bank shall apply that payment towards the obligations of the Company under the Finance Documents in any order selected by the Bank

(d)	Paragraph (a) above will override any appropriation made by the Company.

23.5	No set-off the Company
All payments to be made by the Company under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

23.6	Business Days
Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

23.7	Currency of account

(c)	Subject to paragraphs (b) and (c) below, US Dollars is the currency of account and payment for any sum due from the Company under any Finance Document.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than US Dollars shall be paid in that other currency.

23.8	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)
any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Bank (after consultation with the Company); and

(ii)
any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Bank (acting reasonably).

(b)
If a change in any currency of a country occurs, this Agreement will, to the extent the Bank (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the relevant interbank market and otherwise to reflect the change in currency.

23.9	Disruption to Payment Systems etc.
If either the Bank determines (in its discretion) that a Disruption Event has occurred or the Bank is notified by the Company that a Disruption Event has occurred:

(a)
the Bank may, and shall if requested to do so by the Company, consult with the Company with a view to agreeing with the Company such changes to the operation or administration of the Facility as the Bank may deem necessary in the circumstances;

(b)
the Bank shall not be obliged to consult with the Company in relation to any changes mentioned in paragraph (a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)
any such changes agreed upon by the Bank and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 29 (Amendments and Waivers); and

(d)
the Bank shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence, or any other category of liability whatsoever but not including any claim based on the fraud of the Bank) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 23.9.

24.	SET-OFF

The Bank may set off any matured obligation due from the Company under the Finance Documents (to the extent beneficially owned by the Bank) against any matured obligation owed by the Bank to the Company, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Bank may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

25.	NOTICES

25.1	Communications in writing
Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

25.2	Addresses
The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Company, that identified with its name below; and

(b)	in the case of the Bank, that identified with its name below, or any substitute address, fax number or department or officer as the Parties may notify to the other Party by not less than five Business Days' notice.

25.3	Delivery

(c)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(ii)	if by way of fax, when received in legible form; or

(iii)	if by way of letter, when it has been left at the relevant address or three Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 25.2 (Addresses), if addressed to that department or officer.

(d)
Any communication or document to be made or delivered to the Bank will be effective only when actually received by the Bank during its normal business hours and then only if it is expressly marked for the attention of the department or officer identified with the Bank's signature below (or any substitute department or officer as the Bank shall specify for this purpose).

(e)	Any communication or document made or delivered to the Company in accordance with this Clause will be deemed to have been made or delivered to the Company.

(f)
Any communication or document which becomes effective, in accordance with paragraphs (a) to (c) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

25.4	Electronic communication

(f)	Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means to the extent that those two

Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication and if those two Parties:

(xi)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(xii)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days' notice.

(g)
Any electronic communication made between those two Parties will be effective only when actually received in readable form and in the case of any electronic communication made by a Party to the Lender only if it is addressed in such a manner as the Lender shall specify for this purpose.

(h)	Any electronic communication which becomes effective, in accordance with paragraph (b) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

25.5	English language

(f)	Any notice given under or in connection with any Finance Document must be in English.

(g)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)
if not in English, and if so required by the Bank, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

26.	CALCULATIONS AND CERTIFICATES

26.1	Accounts
In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by the Bank are prima facie evidence of the matters to which they relate.

26.2	Certificates and determinations
Any certification or determination by the Bank of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

26.3	Day count convention
Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the relevant interbank market differs, in accordance with that market practice.

27.	PARTIAL INVALIDITY
If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

28.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of the Bank, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

29.	AMENDMENTS AND WAIVERS
Any term of the Finance Documents may be amended or waived only with the consent of the Bank and the Company and any such amendment or waiver will be binding on all Parties.

30.	CONFIDENTIALITY

30.1	Confidential Information
The Bank agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 30.2 (Disclosure of Confidential Information), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

30.2	Disclosure of Confidential Information
The Bank may disclose:

(e)
to any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as the Bank shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(f)	to any person:

(i)
to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person's Affiliates, Representatives and professional advisers;

(ii)
with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or the Company and to any of that person's Affiliates, Representatives and professional advisers;

(iii)
appointed by the Bank or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf;

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

(v)
to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom or for whose benefit the Bank charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 20.3 (Security over Bank's rights);

(vii)	who invests (or may potentially invest) in a securitisation (or similar transaction of broadly equivalent effect) of the Bank's rights or obligations under the Finance Documents;

(viii)
to whom and to the extent that information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes concerning the Finance Documents;

(ix)	who is a Party; or

(x)	with the consent of the Company;
in each case, such Confidential Information as the Bank shall consider appropriate if:

(A)
in relation to paragraphs (b)(i), (b)(ii) and b(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)
in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)
in relation to paragraphs (b)(v), (b)(vi), (b)(vii) and (b)(viii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Bank, it is not practicable so to do in the circumstances;

(g)
to any person appointed by the Bank or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Company and the Bank;

(h)
to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Company.

30.3	Disclosure to numbering service providers

(c)
The Bank may disclose to any national or international numbering service provider appointed by the Bank to provide identification numbering services in respect of this Agreement, the Facility and/or the Company the following information:

(vi)	name of the Company;

(vii)	country of domicile the Company;

(viii)	place of incorporation the Company;

(ix)	date of this Agreement;

(x)	date of each amendment and restatement of this Agreement;

(xi)	Facility Amount;

(xii)	currencies of the Facility;

(xiii)	type of Facility;

(xiv)	ranking of Facility;

(xv)	Termination Date for Facility;

(xvi)	changes to any of the information previously supplied pursuant to paragraphs (i) to (x) above; and

(xvii)	such other information agreed between the Bank and the Company, to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(d)
The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or the Company by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(e)	The Company represents that none of the information set out in paragraphs (i) to (xii) of paragraph (a) above is, nor will at any time be, unpublished price-sensitive information.

30.4	Entire agreement
Clause 30 (Confidentiality) constitutes the entire agreement between the Parties in relation to the obligations of the Bank under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

30.5	Inside information

The Bank acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Bank undertakes not to use any Confidential Information for any unlawful purpose.

30.6	Notification of disclosure
The Bank agrees (to the extent permitted by law and regulation) to inform the Company:

(a)
of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 30.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of Clause 30 (Confidentiality).

30.7	Continuing obligations
The obligations in Clause 30 (Confidentiality) are continuing and, in particular, shall survive and remain binding on the Bank for a period of twelve months from the earlier of:

(a)
in advance if practicable and, if not, promptly thereafter, the date on which all amounts payable by the Company under or in connection with this Agreement have been paid in full and the Facility has been cancelled or otherwise cease to be available; and

(b)	the date on which the Bank otherwise ceases to be a party to this Agreement.

31.	COUNTERPARTS
Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 11
GOVERNING LAW AND ENFORCEMENT

32.	GOVERNING LAW
This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

33.	ENFORCEMENT

33.1	Jurisdiction

(c)
The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a "Dispute").

(d)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(e)
This Clause 33.1 is for the benefit of the Bank only. As a result, the Bank shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Bank may take concurrent proceedings in any number of jurisdictions.

33.2	Service of process
Without prejudice to any other mode of service allowed under any relevant law, the Company:

(c)
irrevocably appoints Sarah Hills, AXIS, 4th Floor, Plantation Place South, 60 Great Tower Street, London, England, EC4R 5AZ, as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(d)	agrees that failure by a process agent to notify the Company of the process will not invalidate the proceedings concerned.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1
ELIGIBLE COLLATERAL AND APPLICABLE ADVANCE RATES

Collateral Description	Advance Rate
Cash held with the Custodian.	95%
US Dollar Time Deposits, CDs and Money Market Deposits of any OECD incorporated bank with a rating of at least (i) AA- from S&P and (ii) Aa3 from Moody's and maturing within two years from the date of determination.	95%
US Government Securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof
(provided that the full faith and credit of the United States is pledged in support thereof) with maturities of:
•    less than five years from the date of determination
•    more than five years from the date of determination
90% 87.5%
US Government Sponsored Enterprises: Federally chartered US-domiciled corporations which carry the implicit (rather than explicit) support of the US Government and which do not, therefore, meet the "full faith and credit" requirement to qualify as US Government securities (for example Federal National Mortgage Association and Federal Home Loan Mortgage Corporation).	85%
OECD Government and/or Supranational Bonds rated at least AA+ by S&P and A1 from Moody's, and maturing within five years from the date of determination.	85%
Investment Grade Municipal Bonds rated at least (i) A from S&P and (ii) A2 from Moody's, and maturing within five years from the date of determination.	85%
Investment Grade Non-Convertible Corporate Bonds which are publicly traded on a nationally recognised exchange, eligible to be settled by the Depository Trust Company and rated at least A- from S&P and A3 from Moody's. The weighted average credit rating of the corporate bonds pledged as collateral is at all times to be no lower than A.	70%

SCHEDULE 2
CONDITIONS PRECEDENT TO INITIAL UTILISATION

1.	The Company

(a)	A copy of the constitutional documents of the Company.

(b)	A copy of a resolution of the board of directors of the Company:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)
authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(d)
A certificate of the Company (signed by a director) dated no earlier than the date of this Agreement confirming that borrowing or guaranteeing, as appropriate, the Facility Amount would not cause any borrowing, guaranteeing or similar limit binding on the Company to be exceeded; confirming that the representations and warranties set out in Clause 16 (Representations) are true and accurate in all material respects and that no material adverse change in its business or financial condition (or the business or consolidated financial condition of the Group) has occurred since 30 September 2013.

(e)
A certificate of an authorised signatory of the Company certifying that each copy document relating to it specified in this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.	Legal opinions

(a)	A legal opinion of Linklaters LLP, legal advisers to the Bank in England, substantially in the form distributed to the Bank prior to signing this Agreement.

(b)	A legal opinion of Linklaters LLP, legal advisers to the Bank in New York, substantially in the form distributed to the Bank prior to signing this Agreement.

(c)	A legal opinion of Appleby, legal advisers to the Bank in Bermuda, substantially in the form distributed to the Bank prior to signing this Agreement.

3.	Other documents and evidence

(a)	Evidence that any process agent referred to in Clause 33.2 (Service of process) has accepted its appointment.

(b)	Evidence that Eligible Collateral with an aggregate value no less than the face value of the Letter of Credit to be issued has been deposited with the Custodian in a Deposit Account.

(c)
A copy of any other Authorisation or other document, opinion, authorisation or assurance which the Bank considers to be necessary (if it has notified the Company accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(d)	The Original Financial Statements of the Company.

(e)	Evidence that the fees, costs and expenses then due from the Company pursuant to Clause 10 (Fees) and Clause 15 (Costs and expenses) have been paid or will be paid by the first Utilisation Date.

SCHEDULE 3
UTILISATION REQUEST
From:    AXIS Specialty Limited
To:    ING Bank N.V., London Branch
Dated:    [                   ]
Dear Sirs
AXIS Specialty Limited – Letter of Credit Facility Agreement of up to US$170,000,000
dated 6 November 2013 (the "Agreement")

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to arrange for a Letter of Credit to be issued by the Bank on the following terms:

3.	We confirm that each condition specified in Clause 5.4 (Issue of the Letter of Credit) is satisfied on the date of this Utilisation Request.
Proposed Utilisation Date: [                   ].
Amount: [                   ]

4.	We attach a copy of the proposed Letter of Credit.

5.	We represent and warrant that:

(a)	each condition specified in Clause 5.4 (Issue of the Letter of Credit) is satisfied on the date of this Utilisation Request;

(b)	no Default and no event which would have constituted a Default is continuing or would result from the proposed Utilisation;

(c)	no Change of Control nor Material Adverse Effect has occurred from the date of the Agreement;

(d)	the Repeating Representations are true in all material respects.

6.	This Utilisation Request is irrevocable.
Delivery Instructions:
[specify delivery instructions]

Yours faithfully
…………………………………
authorised signatory for
AXIS Specialty Limited

SCHEDULE 4
TIMETABLES
LETTER OF CREDIT
"D – " refers to the number of Business Days before the relevant Utilisation Date, or the number of Business Days before the request for an amendment pursuant to Clause 5.5 (Amendment of Letters of Credit)

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request for the Letter of Credit)	D – 3 10:00 a.m.
Delivery of a duly completed request for an amendment to the issued Letter of Credit (Clause 5.5 Amendment of Letters of Credit)	D – 3 10:00 a.m.

SCHEDULE 5
FORM OF LETTER OF CREDIT

To:	The Society and the Council of Lloyd's, c/o The Manager, Market Services, Fidentia House, Walter Burke Way, Chatham Marine, Chatham, Kent ME4 4RN
Dated [ ]
Dear Sirs:
Irrevocable Standby Letter of Credit No. [                   ]
Re: [●] (the "Applicant"); Member Code: [                   ]
This Clean Irrevocable Standby Letter of Credit (the "Credit") for a sum not to exceed the aggregate of [US$[                   ]] ([                   ] US Dollars only) is issued by ING BANK N.V., London Branch (the "Issuing Bank") in favour of the Society of Lloyd's ("Lloyd's") on the following terms:

1.	Subject to the terms hereof, the Issuing Bank shall make payments within two business days of demand in accordance with paragraph 4 below.

2.
Upon a demand being made by Lloyd's pursuant to paragraph 4 below the Issuing Bank shall pay the amount demanded. Any payment by the Issuing Bank hereunder shall be made in US Dollars to Lloyd's account specified in the demand made by Lloyd's pursuant to paragraph 4 below.

3.
This Credit is effective from [                   ] (the "Commencement Date") and will expire on the Final Expiration Date (as defined below). This Credit shall remain in force until we give you not less than four years notice in writing terminating the same on the fourth anniversary of the Commencement Date or on any date subsequent thereto as specified in such notice (the "Final Expiration Date"), our notice to be sent by registered mail for the attention of the Manager, Market Services, at the above address.

4.
Subject to paragraph 3 above, the Issuing Bank shall pay to Lloyd's under this Credit upon presentation of a demand by Lloyd's substantially in the form set out in Schedule 1 hereto the amount specified therein.

5.	All charges are for the Applicant's account.

6.	Subject to any contrary indication herein, this Credit is subject to the International Standby Practices – ISP98 (1998 publication – International Chamber of Commerce Publication No. 590).

7.	This Credit shall be governed by and interpreted in accordance with English law and the Issuing Bank hereby irrevocably submits to the jurisdiction of the High Court of Justice in England.

8.	The Issuing Bank engages with Lloyd's that demands made under and in compliance with the terms of this Credit will be duly honoured on presentation.

Yours faithfully,

For and on behalf of
ING Bank N.V., London Branch

Schedule 1
Form of Demand (US Dollars)
[on Lloyd's letterhead]
Dear Sir/Madam
THE SOCIETY OF LLOYD'S
TRUSTEE OF
LETTER OF CREDIT NO [                   ]
With reference to the above, we enclose for your attention a Bill of Exchange, together with the respective Letter of Credit. Payment should be made by way of electronic transfer. The account details are as follows:
[                   ]

Please quote Member Code:

Yours faithfully,

for Manager
Market Services
By:___________________
Name:
     Title:

Your ref:
Our ref: MEM/ / / /C911f
Extn:

BILL OF EXCHANGE
The Society of Lloyd's
Trustee of
Letter of Credit No. [                   ]
Please pay in accordance with the terms of the Letter of Credit to our order the amount of [US$[                   ]] ____________.

For and on behalf of

Authorised Signatory
Market Services

To:    [insert name of bank/credit institution]
as the Bank

SCHEDULE 6
FORM OF BORROWING BASE CERTIFICATE

[LETTERHEAD AXIS SPECIALTY LIMITED]
To be provided to the addressee by no later than the 10 day of each month in respect of the Investment Collateral of the Company as of the last day of the immediately preceding month.
To:    ING Bank N.V., London Branch

This Borrowing Base Certificate (the "Certificate") is delivered pursuant to the reporting requirements of Clause 17.3 (Information: Miscellaneous) of the Letter of Credit Facility Agreement dated 6 November 2013 (as amended and restated from time to time) between the Company and ING Bank N.V., London Branch as the

Bank (the "Letter of Credit Facility Agreement"). Terms used in this Certificate shall have the meaning provided in the Letter of Credit Facility Agreement unless otherwise defined herein.
The Company represents and warrants that the following calculations determine its Investment Collateral in accordance with the relevant definitions as set forth in the Letter of Credit Facility Agreement and hereby certificates as follows:

1.	The Borrowing Base as of [insert date] comprises the following:

Investment Collateral held in the Deposit Account	Rating of Investment Collateral (where applicable)	Amount / Market Value	Relevant Advance Rate	Calculation of the Applicable Collateral Value

2.	The aggregate amount of Investment Collateral held in Deposit Accounts of the Company on that date is [ ].

3.	The aggregate amount of Cash Collateral held in the Deposit Accounts of the Company on [ ] is [ ].

4.	[Financial Information relating to Financial Covenants]
The Company hereby further represents and warrants that each Deposit Account of the Company with the Custodian and the Bank is being maintained in compliance with the provisions of, and subject to the first priority perfected Security Document in favour of the Bank required by, the Finance Documents and that as of [insert date], the amount of Collateral Cover provided in relation to the Letter of Credit issued and outstanding under the Facility was equal to or in excess of the amount required to be provided under the Agreement.
This Certificate is executed on [                   ] by the chief financial officer of the Company.

Date: ____________________________________    [●]

By: _______________________________
Name:
Title: Chief Financial Officer

SIGNATURE PAGE

The Company
AXIS Specialty Limited
Address:     92 Pitts Bay Road, Pembroke, HM 08, Bermuda

Attention:     Jose Osset
Fax:         (441) 405 2640
Email:         Jose.Osset@axiscapital.com
/s/     Jose Osset
By:     Jose Osset
Title:     SVP & Treasurer

The Bank
ING Bank N.V., London Branch
Address:         60 London Wall, London EC2M 5TQ
Attention:         Nick Marchant
Fax:         +4420 7767 7507
Email:         Nick.Marchant@UK.ING.COM
/s/     Nick Marchant                 /s/ Mike Sharman

By: Nick Marchant Title: Director, Insurance Sector Finance	By: Mike Sharman Title: Managing Director, Insurance Sector Finance